Exhibit 3.21

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARROW FIELD SERVICES, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ARROW FIELD SERVICES, LLC (the “Company”) is made and entered into as of January 7, 2009.

W I T N E S S E T H :

WHEREAS, the Company was formed pursuant to a Certificate of Formation, dated as of January 7, 2009, which was filed for recordation in the office of the Secretary of State of the State of Delaware on January 7, 2009 (the “Certificate of Formation”).

WHEREAS, the undersigned, as the sole member of the Company (the “Member”), desires to enter into this Agreement to make provision for certain affairs of the Company and its Members as set out in this Agreement.

NOW, THEREFORE, the party hereto, intending to be legally bound, hereby agrees, effective as of the date and time of the formation of the Company, as follows:

FIRST: The name of the Company is ARROW FIELD SERVICES, LLC.

SECOND: The business of the Company is to, directly or through subsidiaries, (a) acquire, own, hold, develop and operate oil and gas midstream assets, including without limitation pipelines and other related facilities, and (b) engage in such additional or other activities and conduct such other transactions related or incidental to the foregoing as the Member shall deem necessary or advisable, all upon the terms and conditions set forth in this Agreement. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Limited Liability Company Act, as amended from time to time, any other law, or this Agreement, together with any powers incidental to those powers and privileges, insofar as those powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business purposes or activities of the Company.

THIRD: The Company shall be managed by its Member and may hire one or more employees having such titles and duties as may be specified in writing from time to time by the Member. The Member shall be deemed to be an authorized person with full power and authority to execute the Certificate of Formation and any amendments thereto.

FOURTH: The name and business address of the Member of the Company are as follows:

Name	Address

Arrow Midstream Holdings, LLC	6100 S. Yale Avenue, Suite 1700 Tulsa, Oklahoma 74136

FIFTH: The limited liability company interests in the Company (the “Interests”) may be comprised of one or more series (each a “Series”), having rights, obligations, and other features provided in this Agreement or established in accordance with this Article FIFTH. The Member from time to time may create a Series to conduct such activities and own such assets as the Member may designate. The Member shall be entitled to acquire the Interest in any Series or to designate one or more of its affiliates to acquire some or all of such Series, and each such affiliate shall be admitted to the Company as a new member. The Series percentage for the Member or a new member with respect to a Series shall be the percentage of that Series it acquires in accordance with this Article FIFTH. The Company shall maintain separate and distinct records for each Series and the assets associated with each Series shall be held and accounted for separately from the other assets of the Company or any other Series thereof. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series.

SIXTH: The Company from time to time may form subsidiary limited liability companies, limited partnerships, corporations and other entities and conduct any business or acquire, hold, operate and dispose of any assets through them.

SEVENTH: The Company shall continue until such time as it shall be terminated by action of the Member.

EIGHTH: There shall be no initial contribution to the capital of the Company by the Member. Any additional capital contributions of the Member shall be in such amounts as may be decided upon by the Member, The Member shall be obligated to contribute to a particular activity only if owning interests in that Series.

NINTH: The capital contribution, if any, of the Member may from time to time be returned as decided by the Member.

TENTH: The profits and losses of the Company in each year shall be allocated to the Member pro rata according to its interest in a particular Series.

ELEVENTH: The Member shall have the right to assign all or a portion of its interest in the Company.

TWELFTH: This Agreement may be amended with the consent of the Member.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first written above.

ARROW FIELD SERVICES, LLC

By:	Arrow Midstream Holdings, LLC Its Sole Member

By:	Zenergy Properties, LLC Its Sole Member

By:	/s/ Robert M. Zinke
Robert M. Zinke
President

CERTIFICATE OF FORMATION

OF

ARROW FIELD SERVICES, LLC

Pursuant to Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is ARROW FIELD SERVICES, LLC.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The limited liability company agreement of the limited liability company may establish or provide for the establishment of an unlimited number of designated series of members or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the limited liability company or profits and losses associated with specified property or obligations of the limited liability company and, to the extent provided in the limited liability company agreement of the limited liability company, any such series may have a separate business purpose or investment objective. The limited liability company shall maintain separate and distinct records for any such series and the assets associated with any such series shall be held and accounted for separately from the other assets of the limited liability company or any other series thereof. The limited liability company agreement of the limited liability company shall provide, and notice is hereby set forth, that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the limited liability company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, ARROW FIELD SERVICES, LLC has caused this Certificate of Formation to be executed as of this 7th day of January, 2009.

ARROW FIELD SERVICES, LLC

By:	Arrow Midstream Holdings, LLC Its Sole Member

By:	Zenergy Properties, LLC Its Sole Member

By:	/s/ Robert M. Zinke
Robert M. Zinke
President